3.1

AMENDMENT TO
THE THIRD AMENDED AND RESTATED BYLAWS
OF
VCA INC.

a Delaware corporation
(the “Corporation”)

The Third Amended and Restated Bylaws of VCA Inc., are hereby amended to include the following Article II, Section 19, effective as of October 29, 2015.

Section 19.                     Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a)           Inclusion of Nominee in Proxy Statement.  Subject to the provisions of this Section 19, whenever the Board solicits proxies with respect to the election of directors at an annual meeting of stockholders, the Corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board or a committee thereof:

(i)           the name of any person nominated for election (the “Stockholder Nominee”) by a Nominating Stockholder (as defined below), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board or its designee, acting in good faith, all applicable conditions and complied with all applicable procedures set forth in Article II, Section 18 of these Bylaws and this Section 19 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii)           disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(iii)           any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board (subject, without limitation, to Section 19(e)(ii)), if such statement does not exceed 500 words; and

(iv)           any other information that the Corporation or the Board determines, in their discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section.

(b)           Maximum Number of Stockholder Nominees.

(i)           The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 19 (rounded down to the nearest whole number, but not less than one) (the “Maximum Number”).  The Maximum Number for a particular annual meeting shall be reduced by: (1) Stockholder Nominees who are subsequently withdrawn or that the Board itself decides to nominate for election at such annual meeting and (2) the number of incumbent directors who had been Stockholder Nominees nominated with respect to any of the preceding three annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board.  In the event that one or more vacancies for any reason occurs on the Board after the deadline set forth in Section 19(d) below but before the date of the annual meeting, and the Board resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)           If the number of Stockholder Nominees pursuant to this Section 19 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee.  If, after the deadline for submitting a Nomination Notice as set forth in Section 19(d), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes unwilling to serve on the Board, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c)           Eligibility of Nominating Stockholder.

(i)           An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 19(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 19(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board or its designee, acting in good faith, determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) (or any successor rule).

(ii)           An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 19 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting.  A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control.  For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 19, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate.  Should any stockholder withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii)           The “Minimum Number” of shares of the Corporation’s common stock means 5% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

(iv)           For purposes of this Section 19, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:

(A)           the full voting and investment rights pertaining to the shares; and

(B)           the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.  An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.  An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder.  An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on three business days’ notice and has recalled such loaned shares as of the date of the Nomination Notice and holds such shares through the date of the annual meeting.  The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.  Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.

(v)           No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d)           Nomination Notice.  To nominate a Stockholder Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation issued its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before the anniversary date of the prior year’s annual meeting and ends 30 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or  the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i)           A Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(ii)           A written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(A)           the information required with respect to the nomination of directors pursuant to Article II, Section 18 of these Bylaws;

(B)           the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C)           a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(D)           a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(E)           a representation and warranty that the Stockholder Nominee:

(1)           does not have any direct or indirect relationship with the Corporation and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded;

(2)           meets the audit committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded;

(3)           is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(4)           is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and

(5)           is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee;

(F)           a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 19(c) and has provided evidence of ownership to the extent required by Section 19(c)(i);

(G)           a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 19(c) through the date of the annual meeting and intends to continue to hold the Minimum Number of shares for at least one year following the annual meeting;

(H)  details of any position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that, directly or through any subsidiary, partnership or joint venture owns, operates or manages veterinary animal hospitals, clinics or laboratories or provides services or products to veterinary animal hospitals, clinics or laboratories) of the Corporation, within the three years preceding the submission of the Nomination Notice;

(I)           a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to the Stockholder Nominee or any nominee of the Board;

(J)           a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting;

(K)           if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and

(L)           in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii)           An executed agreement, in a form deemed satisfactory by the Board or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A)           to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(B)           to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C)           to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D)           to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 19;

(E)           in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 19(c), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and

(iv)           An executed agreement, in a form deemed satisfactory by the Board or its designee, acting in good faith, by the Stockholder Nominee:

(A)           to provide to the Corporation such other information, including completion of the Corporation’s director questionnaire, as it may reasonably request;

(B)           that the Stockholder Nominee has read and agrees, if elected, to serve as a member of the Board, to adhere to the Corporation’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and any other Corporation policies and guidelines applicable to directors; and

(C)           that the Stockholder Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how the Stockholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with the Stockholder Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 19(d) shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity.  The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 19 (d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(e)           Exceptions.

(i)           Notwithstanding anything to the contrary contained in this Section 19, the Corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if:

(A)           the Corporation receives a notice pursuant to Article II, Section 18 of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting;

(B)           the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 19 or the Nominating Stockholder withdraws its nomination;

(C)           the Board, acting in good faith, determines that such Stockholder Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded;

(D)           the Stockholder Nominee was nominated for election to the Board pursuant to this Section 19 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Stockholder Nominee;

(E)           the Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

(F)           the Corporation is notified, or the Board acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 19(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under this Section 19;

(ii)           Notwithstanding anything to the contrary contained in this Section 19, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if the Board in good faith determines that:

(A)           such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B)           such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C)           the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

The Company may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.

This Section 19 provides the exclusive method for a stockholder to include nominees for election to the Board in the Corporation’s proxy materials.

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment to the Third Amended and Restated Bylaws of the Corporation on October 29, 2015.

/s/ Tomas W. Fuller
Tomas W. Fuller
Chief Financial Officer, Vice President and Secretary